EXHIBIT 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 11 ON THE FACE OF THIS SECURITY.

CUSIP No. 06742A669	ISIN: US06742A6698

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Barclays ETN+ Shiller CAPETM ETNs

due October 12, 2022

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[        ] equal to [            ] Securities at $50 per Security.

Index: Shiller Barclays CAPETM US Core Sector Index (the “Index”).

Constituent Indices: The S&P Select Sector Indices (each, a “Sector Index”) represented in the Index at any given time.

Inception Date: October 10, 2012.

Initial Valuation Date: October 10, 2012

Issue Date: October 15, 2012

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $50.

Payment at Maturity: On the Maturity Date, unless such Securities were previously redeemed on a Redemption Date as provided under “Holder Redemption” or “Issuer Redemption”, the Company shall redeem this Security by paying to the Holder a cash payment per Security equal to the Closing Indicative Value on the Final Valuation Date.

Holder Redemption: The Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Holder Redemption Date during the term of the Securities. If the Holder requires the Company to redeem the Holder’s Securities on any Holder Redemption Date, the Holder will receive a cash payment per Security equal to the Closing Indicative Value on the applicable Valuation Date. The Company shall not be required to redeem fewer than 25,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount (“Redemption Amount”) on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption: The Company may redeem the Securities (in whole but not in part) at its sole discretion any Trading Day on or after the Inception Date until and including maturity (“Issuer

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Redemption”). To exercise its right to redeem the Securities, the Company must deliver notice to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Value on the applicable Valuation Date.

Issuer Redemption Date: The date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such notice.

Redemption Date: The Holder Redemption Date or the Issuer Redemption Date, as the case may be.

Index Sponsor: Barclays Bank PLC (the “Index Sponsor”)

Calculation Agent: Barclays Bank PLC.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca Stock Exchange.

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Shiller Barclays CAPETM US Core Sector Index is a trademark of Barclays Bank PLC.

“CAPETM” is a trademark of RSBB-I, LLC (“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC.

The Shiller Barclays CAPETM US Core Sector Index has been developed in part by RSBB-I, LLC, the research principal of which is Robert J. Shiller. RSBB-I, LLC is not an investment advisor, and does not guarantee the accuracy or completeness of the Shiller Barclays CAPETM US Core Sector Index, or any data or methodology either included therein or upon which it is based. RSBB-I, LLC shall have no liability for any errors, omissions, or interruptions therein, and makes no warranties, express or implied, as to performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages, even if RSBB-I, LLC is advised of the possibility of same.

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation or executive order to close.

“Closing Indicative Value” shall be calculated in the following manner: (i) the Closing Indicative Value on the Inception Date shall equal $50; and (ii) on each subsequent calendar day, until maturity or early redemption, the Closing Indicative Value will equal (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus (3) the Investor Fee on such calendar day. The Closing Indicative Value is subject to adjustment as described in Section 6 on the face of this Security.

“Daily Index Factor” means, on any given Index Business Day, the amount equal to the closing level of the Index on such Index Business Day divided by (2) the closing level of the Index on the immediately preceding Index Business Day.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking). If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a

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quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Final Valuation Date” means October 4, 2022, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Business Days.

“Index Business Day” means a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day.

“Investor Fee” means the amount calculated on a daily basis in the following manner: (i) the Investor Fee on the Inception Date shall equal zero; and (ii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Holder Redemption or the Company has exercised its right of Issuer Redemption, the applicable Valuation Date, the Investor Fee will be equal to 0.45% times the Closing Indicative Value on the immediately preceding calendar day times the Daily Index Factor on that day (or, if such day is not an index business day, one) divided by 365.

“Market Disruption Event” means any of the following with respect to the Index, any of the following: (i) a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the Index in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time; (ii) a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to the index components constituting 20% or more, by weight, of the Index in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time; (iii) any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants in general to (1) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Index in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index or futures or options contracts relating to any index components constituting 20% or more, by weight, of the Index in the respective primary markets for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time; (iv) the closure on any day of the primary market for futures or options contracts relating to the Index or index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the

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scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such Scheduled Trading Day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such primary market; (v) any scheduled trading day on which (x) the primary markets for index components constituting 20% or more, by weight, of the Index or (y) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or (vi) any other event, if the Calculation Agent determines that the event interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect; and, in any of these events, the Calculation Agent determines that the event was material. For purposes of determining whether a Market Disruption Event has occurred, the following event will not be a Market Disruption Event: (x) a limitation on the hours or number of days of trading on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (y) a decision to permanently discontinue trading in futures or options contracts relating to the Index. For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of: (A) a price change exceeding limits set by that market, (B) an imbalance of orders relating to those contracts, or (C) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts. As used herein, an “index component” is any equity security that comprises an Index Constituent.

“Maturity Date” means October 12, 2022, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the fifth Business Day preceding the Maturity Date does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means any day on which (1) it is a Business Day in New York City, (2) trading is generally conducted on NYSE Arca, and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the Calculation Agent in its sole discretion.

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“Valuation Date” means each Index Business Day from October 10, 2012 to October 4, 2022, inclusive, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Business Days.

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1. Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or (ii) “Issuer Redemption” and elsewhere on the face of this Security on the applicable Issuer Redemption Date, in case the Company exercises its right to redeem the Securities prior to the Maturity Date (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2. Payment of Interest

The principal of this Security shall not bear interest. Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index and Barclays Bank PLC or any other Person or entity publishes an index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, or that the closing value of the Index is not available because of a Market Disruption Event or for any other reason on any Valuation Date or other date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including, without limitation, whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, or is due to any other reason, then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date or upon Holder Redemption or Issuer Redemption is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on

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such Valuation Date, a Market Disruption Event occurs or is continuing. If such a postponement occurs, the Calculation Agent shall determine the value of the Index by using the closing value of the Index on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, may the Calculation Agent postpone a Valuation Date by more than five Business Days.

In the event that a Valuation Date is postponed until the fifth Business Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index on such day by a good faith estimate of the value of the Index that would have prevailed in the absence of a Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity or Upon Holder Redemption or Upon Issuer Redemption

The payment of this Security that becomes due and payable on the Maturity Date on a Holder Redemption Date or an Issuer Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Holder Redemption” or “Issuer Redemption”, as applicable. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Redemption Mechanics

(a) Holder Redemption: Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Holder Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Value on the applicable Valuation Date, facing Barclays DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

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(b) Issuer Redemption: If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. The Final Valuation Date will be deemed to be the fifth Trading Day prior to the Issuer Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Issuer Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

6. Split or Reverse Split of the Securities

On any Business Day, the Company may elect to initiate a split of the Securities or a reverse split of the Securities. Such date shall be deemed to be the “Announcement Date”, and the Company will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the Securities undergo a split, the Company will adjust the terms of the Securities accordingly. For example, if the split ratio is 4 and hence the Securities undergo a 4:1 split, every investor who holds one Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th business day after the Announcement Date. The Closing Indicative Value on such record date will be divided by 4 to reflect the 4:1 split of the Securities. Any adjustment of Closing Indicative Value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, the Company reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a commercially reasonable manner determined by the Company in its sole discretion. For example, if the reverse split ratio is 4 and the Securities undergo a 1:4 reverse split, every Holder holding 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th Business Day after the Announcement Date. The Closing Indicative Value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of Closing Indicative Value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” Securities in a commercially reasonable manner determined by the Company in its sole discretion. The Company’s current intention is to provide a Holder with a cash payment for such Holder’s partials on the 17th business day following the Announcement Date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split- adjusted Securities on the 14th business day

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following the Announcement Date. For example, of the reverse split ratio is 1:4, a Holder who held 23 Securities via DTC on the record date would receive 5 post reverse split Securities on the immediately following Business Day, and a cash payment on the 17th business day following the Announcement Date that is equal to 3/4ths of the Closing Indicative Value of the reverse split-adjusted Securities on the 14th Business Day following the Announcement Date.

In the event of a reverse split, the Redemption Amount will be adjusted accordingly by the Company, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

7. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; the Closing Indicative Value; the Daily Index Factor; the Default Amount; the level of the Index on the Inception Date; the Investor Fee; the Maturity Date; Redemption Dates; Valuation Dates, the Redemption Amount; the amount payable in respect of the Securities at maturity or upon Holder Redemption or Issuer Redemption and all such other matters, calculations or determinations as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

8. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

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9. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

10. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

11. Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated August 31, 2010, (ii) the Prospectus Supplement, dated May 27, 2011 (iii) and the Pricing Supplement, dated [                    ], as each may be amended from time to time (together, the “Prospectus”). The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto. In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization. Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture

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at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.